Mike:

Thank you,___________, and welcome everyone to National Research Corporation’s year-end 2008 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

To commence the call, let me say that while untrue for many companies, 2008 was a good year for National Research Corporation. Our investments in new product development made over the past few years are paying off and contributed materially in 2008, as did our sales force that continues to reach higher levels of productivity. We also added, via merger, a new revenue runway on December 19th which places the Company as the leader in the senior care provider market.

Before I add color to these and other topics, let me have Pat provide a review of our fourth quarter and year-end financials. Pat.

Pat:

Thanks, Mike.

For the three months ended December 31, 2008, the Company’s revenue was $12.2 million, compared to $10.8 million for the same period in 2007. For the twelve months ended December 31, 2008, the Company achieved revenue of $51 million, compared to $48.9 million during the same period in 2007.

For the three-month period ended December 31, 2008, net income for the Company was $1.9 million or $0.28 per diluted share, and was 16% of revenue. This compares to net income for the same period in 2007 of $1.1 million or $0.16 per diluted share.

For the year ended December 31, 2008, net income for the Company was $7.4 million or $1.09 per diluted share, compared to $6.8 million or $0.98 per diluted share in the prior year. This is a 12% increase in earnings per share 2008 over 2007. Net income was 15% of revenue, which is our model.

During the fourth quarter 2008, direct expenses as a percentage of revenue were 47%, the same as in 2007. As we stated on our last call in November, we divided the sales force of our largest business unit, NRC Picker, into two groups — one focused only on bringing in new clients and the second focused exclusively on current clients. Starting in July 2008, the associated expense for the group focusing exclusively on current clients is included in the direct expenses instead of SG&A.

During the fourth quarter 2008, the selling, general and administrative costs were down in total dollars to $2.8 million, compared to $3.3 million during the same period in 2007. SG&A expenses for the fourth quarter 2008 were 23% of revenue, the same as the third quarter, but down compared to 30% in 2007. For the year ended December 31, 2008, the SG&A were 25% of revenue, compared to 27% in 2007.

Depreciation and amortization were 5% of revenue during the year 2008, the same as in 2007.

Cash flow from operations for the fourth quarter 2008 was $4 million, compared to $4.2 million for the same period in 2007. Cash flow from operations for the year ending December 31, 2008, was $15.1 million, compared to $14.6 million for the same period in 2007. In 2008, the cash flow from the business was used to pay off the notes payable of $3.8 million, repurchase 395,558 shares of treasury stock for $10.1 million, purchase capital expenditures of $2.8 million, and pay dividends of $3.8 million. Going into 2009, we expect our capital expenditures to be lower than 2008, and see continued progress in moving more of our revenue base to the higher margin subscription-based products which also have better revenue visibility. In December 2008, the Company completed the merger of My InnerView, Inc., resulting in a new term loan of $9 million at an interest rate of 5.2%. With this last transaction completed, the Company added over 8,000 new clients and is starting 2009 with a very strong capital structure. Cash and short-term investments as of December 31, 2008, were $1.1 million.

I will now turn the call back over to Mike for additional discussion.

Mike:

Thank you, Pat.

As I pointed out earlier, product development was a major contributor to our 2008 list of achievements. By way of example, The Governance Institute completed the rollout of the embedded portfolio of Board Support benefits resulting in a 25%+ up-charge across its entire 550+ membership base. That conversion was totally completed in the fourth quarter of 2008. One of the interesting lessons learned is that we do have room to increase price if we add tangible value. Given this ability, we are now testing an additional value propositions with TGI CEO members that will again add more value and membership fees.

During the year, the Healthcare Market Guide’s new Ticker product converted Market Guide from a once a year third-quarter deliverable, into a monthly subscription-based product with a 35% increase in subscription price. Ticker now provides essentially real-time consumer feedback that measures brand equity, quantifies new revenue opportunities, and measures marketing return on investment in order to reduce budgets to only the programs that drive share.

In addition to the revenue growth contribution provided for by these two new offerings, TGI and HCMG have broadened the number of users within a client organization and have experienced marked increases in frequency of interaction with members and subscribers. Member and subscriber feedback suggests greater value has been added to the relationship which we believe will help maintain, or hopefully even enhance, our already impressive retention rates.

New product development can be a transforming event for an organization and we’ve clearly seen such with The Governance Institute and Healthcare Market Guide. The transformation for TGI also includes The Medical Leadership Institute launched in 2008. The Medical Leadership Institute is helping expand TGI’s reach into hospitals and healthcare systems. As we broaden our field of vision, large medical group practices become a target leveraging the same unique TGI membership-based business model that has proven highly successful.

New product development is also transforming other NRC business units. Next week NRC Picker will commence the rollout to 1,200 client organizations in the United States, and then Canada, a completely different way to think about improving the patient experience. If client feedback to date is at all representative, we will, over the course of 2009, witness a transformation within the NRC Picker business unit. This will include not only how we bring value to our current client relationships, but also how we compete for new clients. A case in point regarding changing the competitive landscape is that we just took from our biggest competitor, one of their largest clients to the tune of about $1 million dollars.

Switching to our health plan offerings, Payer Solutions has a unique opportunity that will unfold in 2009 as well. Driven by thinking outside the box, the Payer Solutions group has re-engineered how the information we collect from Medicare Advantage members is actually gathered. Given the resulting product evolution, we estimate the gross margins of the Payer Solutions business unit will expand by saving $400,000 in cost of goods sold in 2009 and $1 million in incremental operating income increase in 2010.

As you can tell from my comments, our listening to the market through the lens of new innovations brings more value to clients in what we do and how we do it. I have to take a moment and recognize all NRC associates who are engaged in our product development activities. They are the ones behind what I’ve outlined for you today and it will be exciting to see how 2009 builds upon their 2008 contributions.

Let me now turn my comments toward our merger with My InnerView on December 19, 2008. MIV is by far the market share and thought leader across the entire senior healthcare provider sector. My InnerView serves over 8,000 clients throughout the United States including skilled nursing facilities, home healthcare agencies, and assisted and independent living organizations. As well, MIV is the firm of record for several state Medicare pay-for-performance programs, an area of very interesting growth as state Medicare budgets come under increasing pressure.

My InnerView expands NRC’s measurement and improvement service offerings which now can be said to cover the entire continuum of every person’s healthcare needs, independent of service setting. No other organization in our space offers such an all-inclusive portfolio. As more healthcare organizations integrate cradle-to-grave care delivery, we will create an added point of difference. One quick example, a large NRC Picker client that is in the long-term care business, as well as the acute care setting, is asking us to design a program that integrates our NRC Picker and MIV offerings. The $300,000 in incremental contract value is yet to be signed, but without MIV, we would not have been at the table. If this works, we will have created a much stickier relationship with one of NRC Picker’s top five clients.

My InnerView will be operated as a separate business unit as is the case with each of our business units. The co-founders, Neil and Janice Gulsvig, remain in charge. As just suggested, we have already started to capitalize on the respective resources of NRC and MIV. I’m convinced NRC will continue to benefit from the different ideas and approaches of MIV, just as MIV has benefited by becoming exposed to the thinking and ideas of NRC’s other business units.

As we move into 2009, we do so with booked contracts of over $60 million, a number that suggests 20% revenue growth in 2009. To this number, I look forward to adding to our historical new sales number of $12 million plus.

The foundation outlined above provides a great start to 2009. While the economy has created material barriers for many firms as stated last quarter, we’ve seen no material impact to our business. That said, we have seen reduced travel budgets to conferences and, as a result, in 2009 some of our business units will be taking conferences to our clients. If we can find other ways to capitalize on the downturn by providing greater value, we will do so. Healthcare budgets have always been tight and delivering tangible value has always been key.

In closing, our booked business, combined with our planned new product rollout and our proven strength on the sales front, provides an intriguing opportunity for us in 2009.

_____, I would now like to open the question and answer portion of the call.

Closing statement

First, let me thank you for your time today. As one can tell, we are moving forward on several fronts at an ever-increasing pace. As always, Pat and I look forward to keeping you abreast of our progress.

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